Exhibit 99.1

Dermata Therapeutics Announces $3.4 Million Private Placement

Priced At-The-Market Under Nasdaq Rules

$3.4 million upfront with up to approximately $6.7 million of potential additional gross proceeds upon the exercise in full of warrants

SAN DIEGO, CA / ACCESSWIRE / August 17, 2026 / Dermata Therapeutics, Inc. (Nasdaq: DRMA) (“Dermata,” or the “Company”), a science-driven leader in dermatologic solutions, today announced that it has entered into definitive agreements for the issuance and sale of an aggregate of 2,293,608 shares of common stock (or pre-funded warrants in lieu thereof), series E warrants to purchase up to 2,293,608 shares of common stock and short-term series F warrants to purchase up to 2,293,608 shares of common stock at a purchase price of $1.46 per share of common stock (or per pre-funded warrant in lieu thereof) and accompanying warrants in a private placement priced at-the-market under the rules of the Nasdaq Stock Market. The series E warrants and the series F warrants will have an exercise price of $1.46 per share and will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares issuable upon exercise of the warrants. The series E warrants will expire five years from the effective date of stockholder approval and the series F warrants will expire twenty-four months from the effective date of stockholder approval. The closing of the offering is expected to occur on or about August 18, 2026, subject to the satisfaction of customary closing conditions.

Company insiders, including the Company’s Chief Executive Officer, Chief Financial Officer and a certain member of the Company’s management team, are participating in the offering. The purchase price per share of common stock (or per pre-funded warrant in lieu thereof) and accompanying warrants for these Company insiders is $1.47, in accordance with Nasdaq rules. The exercise price of the warrants purchased by the Company’s insiders is $1.47.

The gross proceeds from the offering are expected to be approximately $3.4 million, prior to deducting offering expenses payable by the Company. The potential additional gross proceeds to the Company from the series E warrants and the short-term series F warrants, if fully exercised on a cash basis, will be approximately $6.7 million. No assurance can be given that any of the series warrants will be exercised, or that the Company will receive cash proceeds from the exercise of the series warrants. The Company intends to use the net proceeds from the offering for general corporate purposes which includes, without limitation, consumer research studies, pre-launch and launch activities for the Company’s new direct-to-consumer product, investing in or acquiring companies that are synergistic with or complementary to the Company’s technologies, licensing activities related to the Company’s current and future product candidates, and to the development of emerging technologies, investing in or acquiring companies that are developing emerging technologies, licensing activities, or the acquisition of other businesses and working capital.

The securities described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the shares, warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Pursuant to a registration rights agreement with investors, the Company has agreed to file a resale registration statement covering the securities described above.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Dermata Therapeutics

Dermata Therapeutics is a scientific leader in dermatologic solutions that recently announced a strategic pivot from pharmaceutical development to begin focusing on the development and commercialization of direct-to-consumer skincare solutions. The Company is currently developing a first-of-its-kind skin renewal treatment which incorporates Dermata’s Bioneedle™. The Company expects to launch its first product on August 25, 2026, with additional innovations planned to follow. Dermata is headquartered in San Diego, California. For more information, or to join our mailing list, please visit http://www.dermatarx.com/.

Forward-looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are based on the Company’s current beliefs and expectations and new risks may emerge from time to time. Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other factors including, but are not limited to, statements related to: the completion of the offering; the satisfaction of customary closing conditions related to the offering; the intended use of proceeds therefrom; the receipt of stockholder approval; and the potential exercise of the series warrants and potential proceeds therefrom. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to, market and other conditions. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development, approval, and commercialization, and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to Dermata’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Dermata undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Investors:

Cliff Mastricola

Investor Relations

cmastricola@dermatarx.com